Exhibit 10.8

EXECUTIVE CIC SEVERANCE AGREEMENT

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between SP Bancorp, Inc., a Maryland corporation (the “Company”) and                      (the “Executive”), effective as of                      (the “Effective Date”).

WITNESSETH

WHEREAS, the Company has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control (as hereinafter defined) of the Company; and

WHEREAS, in consideration for the benefits provided under this Agreement, the Executive will continue to give his attention and dedication to his or her duties with the Company;

NOW, THEREFORE, this Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein in connection with or following a Change in Control of the Company.

1. Term. This Agreement shall become effective and binding immediately upon the Effective Date, and shall remain in full force and effect until the earliest of (i) the date the Executive forfeits his right to payment under this Agreement in accordance with Section 3 below; (ii) the date that is two years following a Change in Control, provided a Qualifying Separation from Service did not occur within two years following a Change in Control; and (iii) the date all amounts have been paid by the Company to the Executive in accordance with this Agreement.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

a. “Bank” means SharePlus Federal Bank.

b. “Base Salary” means the Executive’s then current annual base salary in effect as of the Executive’s Separation from Service (or, if the Executive’s base salary was reduced during the two-year period following the Change in Control, the Executive’s base salary as in effect immediately prior to the date of such reduction in base salary).

c. “Board” means the board of directors of the Company.

d. “Cause” means (i) the Executive’s conviction of, pleading no contest to, or being placed on deferred adjudication for, a felony that adversely affects the Executive’s, the Company’s or the Banks’s reputation in the community; (ii) the Executive’s conviction of any felony; or (iii) any act, omission, or course of conduct constituting material dishonesty on the part of the Executive toward or involving the Company or the Bank.

e. “Change in Control” means the occurrence of any of the following:

i. Merger. The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

ii. Acquisition of Significant Share Ownership. There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of more than 50% of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii. Change in Board Composition. During any period of two consecutive years, individuals who constitute the Board or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Board or the Bank’s board of directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the applicable board (or first nominated by the applicable board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv. Sale of Assets. The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding Stock or Voting Securities as a result of a change in the number of shares of Stock or Voting Securities then outstanding, which thereby increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Stock or Voting Securities which increases the percentage of the then outstanding Stock or Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

f. “Code” means the Internal Revenue Code of 1986, as amended.

g. “Good Reason” means the occurrence of any of the following, if not cured and corrected by the Company, its successor, or any entity continuing the Executive’s employment following a Change in Control, within 30 business days after written notice thereof by the Executive to the Company or its successor: (i) any material reduction in the Executive’s annual Base Salary as compared to the Executive’s Base Salary in effect immediately prior to such reduction; (ii) without the Executive’s express written consent, any relocation of the Executive’s primary place of employment to an office that is located more 50 miles from the location of the Executive’s primary place of employment as of the effective date of this Agreement (except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations); or (iii) a substantial diminution in the Executive’s duties and responsibilities (other than a change due to the Executive’s disability or as an accommodation under the American with Disabilities Act).

h. “Qualifying Separation From Service” means, within the two-year period following a Change in Control, Executive’s Separation from Service: (i) by the Company or the Bank (or their successors in interest) without Cause; or (ii) by the Executive for Good Reason within 30 days of the date of the Company’s failure to cure the condition giving rise to Good Reason in accordance with Section 2(g) above by the end of the cure period. Notwithstanding the foregoing, a Qualifying Separation from Service shall not include: (i) a Separation from Service after which the Executive has the opportunity to continue in employment with or otherwise provide services to the successor entity or its affiliates at a comparable compensation rate (as determined by the Company in its sole discretion); or (ii) a Separation from Service if the Executive has the opportunity to continue in employment with the Company in a comparable position with a comparable salary (as determined by the Company in its sole discretion).

i. “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

j. “Stock” means the common stock of the Company, $0.01 par value per share.

k. “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

3.	Change in Control; Severance.

a. Severance Payable Following Change in Control. Subject to the terms and conditions of Section 3(d) and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 4, upon the Executive’s Qualifying Separation from Service, the Executive shall become entitled to receive payment of an amount (“Severance”) equal              of the Executive’s Base Salary, less all required withholdings and taxes. The Company shall pay the Severance to the Executive in equal installments over a              in accordance with its normal payroll practices, with the first payment commencing on the first payroll date coinciding with or immediately following the sixtieth (60th) day following his Qualifying Separation from Service (the “Payment Date”), provided that the conditions set forth in Section 3(d) have been satisfied as of such date.

b. No Other Compensation Paid Prior to Termination of Employment. No compensation shall be payable or benefits provided under this Agreement unless and until (i) there has been a Change in Control, and (ii) the Executive’s employment with the Company is terminated, provided that such termination of employment occurs before the date that is two years following a Change in Control.

c. No Additional Compensation Paid Upon a Second Change in Control. No additional compensation shall be payable or benefits provided under this Agreement by reason of the fact that a second Change in Control occurs during the term of this Agreement.

d. Eligibility. The right to payment of the Severance is conditioned upon: (a) the Executive’s continued compliance with any restrictive covenants in any written agreement between the Executive and the Company; and (b) within 50 days following the Executive’s Qualifying Separation from Service, the execution and delivery by the Executive of a release prepared by the Company and providing for the Executive’s release of any and all claims against the Company and its subsidiaries and affiliates (and those acting on behalf of them) that may have arisen on or before the date of the release, which release shall contain such other reasonable and customary terms as are specified by and acceptable to the Company (the “Release”). Notwithstanding any provisions to the contrary, the Severance shall not be paid unless and until such binding release is effective. If such executed release is not delivered within 50 days of the Executive’s Qualifying Separation from Service, all rights of the Executive with respect to the Severance shall be forfeited.

4. Mutual Non-Disparagement. The Executive agrees at all times on and after the date of his Separation from Service that he will not, directly or indirectly, disclose, communicate, or publish any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. The Company agrees at all times on and after the Executive’s Separation from Service that it shall not, directly or indirectly, disclose, communicate, or publish any libelous, defamatory, or disparaging information concerning the Executive, or the Executive’s skills, integrity or her personal or business reputation to individuals or persons outside of the Company or cause others to disclose, communicate, or publish any disparaging information concerning the same. For purposes of this Section 4, the Company’s obligation shall be limited to only the named executive officers of the Company.

5. Forfeiture. The Executive shall forfeit any right to the Severance immediately upon (a) the Executive’s Separation from Service due to a termination by the Company for Cause prior to the Payment Date; (b) the Executive’s Separation from Service due to a termination by the Executive without Good Reason or due to the Executive’s death or disability; (c) the sixtieth (60th) day following the Executive’s Qualifying Separation from Service, if the Executive has not executed and delivered the Release; or (d) the Executive’s breach of any restrictive covenant in any written agreement between the Executive and the Company.

6. No Obligation To Mitigate Damages; No Effect on Other Contracts.

(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of the Executive’s Separation from Service.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

7. Successor to the Company.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, acquisition of assets, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such devisee, legatee or other designee, to executor or administrator of the Executive’s estate.

8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

SP Bancorp, Inc.

5224 W. Plano Parkway

Plano, TX 75093

Facsimile: (972) 931-6401

Attention: Chairman of the Board

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Facsimile: (214) 200-0675

Attention: Susan A. Wetzel

If to the Executive:

(Home address)

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed under the laws of the State of Texas.

10. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

13. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the foregoing, the Company may, at any time and without a writing executed by the Executive, amend any provision of this Agreement if the Company determines, in its sole discretion, that such amendment is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder (“Section 409A”).

14. Section 409A. It is intended that this Agreement be exempt from the provisions of Section 409A, or, to the extent it is found to be subject to Section 409A, compliant with Section 409A. This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to be exempt from or compliant with Section 409A shall have no force or effect. Notwithstanding the foregoing, nothing contained herein shall be construed as a representation or guarantee by the Company of the tax treatment of the Severance. The Executive acknowledges and agrees that the Company has advised him to consult with his own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of the Severance under Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SP BANCORP, INC.

By:
Name: Paul M. Zmigrosky
Title: Chairman of the Board

EXECUTIVE

By:
Name: